Dated as of June 7, 1999


Mr. Simon Konover
Konover Investments Corporation
342 North Main Street, Suite 200
West Hartford, CT  06117

Dear Simon:

         The purpose of this letter is to summarize the terms of the agreement recently reached between us regarding the Boca office and related issues:

         1. Effective June 7, 1999, Konover Management South Corporation ("KMSC") will operate the Boca office located at 7000 W. Palmetto Park Road, Suite 409, Boca Raton, Florida ("Boca office"). Notwithstanding the foregoing, Konover Property Trust, Inc. ("KPT") will continue to pay all staff, including providing benefits, through September 30, 1999, except for Maria Ashenfelter, who will be paid by KMSC commencing June 7, 1999, and Ted Konover, who will be paid by KMSC commencing June 1, 1999, and KPT will pay all rent, utilities, and other charges due under the Lease for the operation of the Boca office through the end of its current lease term, April 30, 2000. Commencing October 1, 1999, KMSC shall assume responsibility for paying all staff in the Boca office, except Fred P. Steinmark.

         2. From and after June 7, 1999, as to any properties owned or controlled by Simon Konover, if Maria Ashenfelter registers a prospective tenant, in writing, with Chuck Taylor of RMC/Konover Property Trust LLC, with a copy to Chris Gavrelis of KPT, then any leasing commission due to KPT under the Management and Leasing Agreements as to such tenant will be split equally between KPT and KMSC.

         3. Fred P. Steinmark, an employee of KPT, shall continue to work at the Boca office after September 30, 1999, through the end of the lease term of the Boca office, or any substitute therefor. From October 1, 1999 through June 30, 2001, he shall be provided, free of charge, with office space, receptionist services, telephone services and secretarial services.

         4. KPT shall pay KMSC on October 1, 1999, $150,000 (less any salary paid by KPT to Ted Konover after June 1, 1999 and to Maria Ashenfelter after June 7, 1999, prior to each of them going onto KMSC's payroll) in consideration of the terms and conditions of this agreement.

         5. The following existing Management and Leasing Agreements shall remain in place after June 7, 1999: Ocala Factory Stores, Sunrise Center, Tampa Festival Centre, and The Plaza (Davie, FL). In addition, and subject to the terms of paragraph 8 below, a Management and Leasing Agreement, in form identical to the foregoing Agreements, shall be executed, on or before September 10, 1999 by the owner of the Admiral's Crossing, Jupiter Palms Associates, Ltd., and KPT, effective April 1, 1999. The Management and Leasing Agreements, for Liberty, NY, Tri-State Mall, NJ, Monticello, NY and Brunswick, GA are terminated as of June 1, 1999.

         6. With respect to the properties with ongoing Management and Leasing Agreements as set forth in Paragraph 5 above, all accounting functions shall be handled by the Boca office

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throughout the remaining term of such Agreements. The accounting staff in the
Boca office shall continue to reasonably cooperate with KPT in providing information to KPT necessary for KPT to perform its management and leasing obligations under the Management and Leasing Agreements. Specifically, KPT and Boca will exercise due diligence in reaching the transition deadlines as set forth on the June 18, 1999 Memorandum attached as Exhibit A with respect to properties not owned or controlled by Simon Konover. Notwithstanding the foregoing, under all circumstances the transition will be complete no later than September 30, 1999. As soon as practical, after the KIC Internet mail server is available to the Boca office, KPT will cooperate in transitioning the Boca office (except Fred Steinmark) from the KPT to the KIC Internet mail server. Until that time, KPT will permit the Boca office to remain on the KPT Internet mail server.

         7. All furniture, fixtures and equipment presently in the Boca office shall be transferred to KMSC as of June 7, 1999, by Bill of Sale identical in form to the one which KMSC provided to KPT, subject to Board approval of this transaction, if necessary.

         8. Please note that the terms contained herein are set forth as approved by KPT's Board of Directors on August 12, 1999.

        Should this letter accurately reflect your understanding of the arrangement we discussed, please sign the enclosed copy of this letter and return it to me for our records. Please retain the original for your files.

                                             Sincerely,



                                             C. Cammack Morton
                                             President & Chief Executive Officer

Agreed to as of this 7th day of June 1999
Konover Management South Corporation


By:__________________________
         Simon Konover
         Its Chairman